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                                                                     EXHIBIT 8.1




         [Form of Paul, Weiss, Rifkind, Wharton & Garrison tax opinion.]



   (212) 373-3000

   (212) 757-3990



                                           [_______________], 2000


Metromedia Fiber Network, Inc.
360 Hamilton Avenue
White Plains, New York 10601

Ladies and Gentlemen:

   We have acted as tax counsel for Metromedia Fiber Network, Inc. ("MFN"), in connection with the proposed merger (the "MERGER") of Aqueduct Acquisition Corp. ("MERGER SUB"), a wholly-owned subsidiary of MFN with and into SiteSmith, Inc., a Delaware corporation ("SITESMITH"), pursuant to an Agreement and Plan of Merger dated as of October 9, 2000, (the "MERGER AGREEMENT") among MFN, SiteSmith and Merger Sub, under which each issued and outstanding share of the capital stock of SiteSmith will be converted into capital stock of MFN. Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

   In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Information Statement/ Prospectus of SiteSmith and MFN dated as of October 12, 2000 (the "INFORMATION STATEMENT/PROSPECTUS") filed by MFN with the Securities and Exchange Commission, and such other documents, instruments and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Information Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Information Statement/Prospectus are true, correct and complete,

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(iii) the representations made to us by SiteSmith, MFN and merger Sub in their respective letters to us each dated as of the date hereof and delivered to us for purposes of this opinion are true, correct and complete (such letters, the "REPRESENTATION LETTERS"), and (iv) any representations made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification.

     In our examination of documents, we have assumed, with your consent, that
(i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms.

     Based upon the foregoing, in our opinion, for United States federal income tax purposes, the Merger will qualify as a reorganization under Section
368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and each of MFN, SiteSmith and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code.

     The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transaction.

                                Very truly yours,



                       PAUL, WEISS, RIFKIND, WHARTON & GARRISON